                                                                  EXHIBIT (B)(1)
DOREL INDUSTRIES INC.                                               CONFIDENTIAL


                              DOREL INDUSTRIES INC.
                    US$250,000,000 SYNDICATED CREDIT FACILITY
                          SUMMARY OF TERMS & CONDITIONS


This summary is for the confidential use of Dorel, and is not to be disclosed to any third party without the prior consent of Royal Bank of Canada. Confidential information which would not appear in any summary sent to prospective lenders appears in italics. All amounts are in us dollars unless otherwise specified.


BORROWERS:        Dorel Investments L.P. (a Delaware company), Dorel U.S.A.
                  Inc., and certain operating companies in the US (to be determined) and the Parent of Acquisition Sub ("a newly formed company for the purposes of acquiring "SAFETY 1ST""), being all wholly-owned subsidiaries of Dorel.


GUARANTORS:       Dorel Industries Inc. ("DOREL"), Dorel Atlantic Co
                  ("Atlantic"), Dorel Capital LLC ("Capital") and all wholly-owned Restricted Subsidiaries which may or may not be Borrowers under the credit facility, [whether now existing or hereafter formed] will provide an unconditional solidary
                  Guarantee of the obligations of all Borrowers (collectively, such guarantees are referred to as the "GUARANTEES").


LEAD ARRANGER &
BOOKRUNNER:       RBC Dominion Securities ("RBC DS").


ADMINISTRATIVE
AGENT:            Royal Bank of Canada ("RBC" and/or "AGENT").


UNDERWRITING
COMMITMENT:       RBC (the "UNDERWRITER") will underwrite 100% of the Credit
                  Facility up to $250,000,000. Dorel understands that the Underwriter will seek to syndicate its commitment, and that the Underwriter's final hold will be $50,000,000. Dorel also understands that the actual amounts available under Tranche A1 and B1 is conditional upon receipt by the Agent of sufficient commitments from Tranche 1 Lenders. Any amounts not available under Tranche A1 and B1 will be funded under Tranche A2 or B2, as applicable.


LENDERS: RBC and a syndicate of financial institutions to be agreed upon between the Arranger and the Borrower (individually a "LENDER", and collectively the "LENDERS"). Tranche A1 and B1 shall be provided by US Lending offices of Schedule I Banks in Canada ("TRANCHE 1 LENDERS"). Tranche A2 and B2 shall be provided by Banks resident in the United States of America ("TRANCHE 2 LENDERS").


CREDIT FACILITY:  Up to $250,000,000.


PURPOSE: TRANCHE A: To finance the acquisition of Safety 1st, refinance existing debt at Safety 1st, for general corporate purposes including working capital and any future non-hostile acquisitions.

                  TRANCHE B: To finance the acquisition of Safety 1st, refinance existing debt at Safety 1st, refinance existing debt at Dorel and to finance reasonable fees and expenses related to the acquisition of Safety 1st.


AVAILABILITY:     TRANCHE A: Up to $100,000,000.
                  Committed 364 day revolving credit facility. A maximum of two extensions will be permitted for Tranches A1 and A2, and the final maturity date of Tranches A1 and A2 shall not be any later than the final maturity date of Tranches B1 and B2.

                  Tranche A1: Up to $60,000,000.


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DOREL INDUSTRIES INC.                                               CONFIDENTIAL


                  Tranche A2: Up to $40,000,000.

                  The amount available under Tranche A1 may be reduced if the Agent is unable to obtain sufficient commitments from Tranche 1 Lenders, in which case the amount available under Tranche A2 would be increased in the same amount.

                  The Borrower may request only two annual extensions of Tranches A1 and A2 for an additional 364 days by giving notice to the Agent for delivery to each Lender not more than 90 and not less than 60 days prior to the then current maturity date of Tranches A1 and A2. No earlier than 30 days and no later than 25 days prior to the then applicable maturity date, each Lender shall notify the Agent of its election to extend or not extend the then current maturity date of Tranches A1 and A2. Subject to the consent of the Lenders holding more than 66 2/3 percent in each of Tranches A1 and A2, Tranches A1 and A2 may be extended for an additional 364 day period, such extension applying only to those Lenders which provided their consent to the extension.

                  At the option of the Borrower, any Lender not consenting to an extension (a "NON-CONSENTING BANK"):

                  (i) may be replaced by one or more Tranche 1 or Tranche 2 Lenders, as the case may be, or by a new Tranche 1 or Tranche 2 Lender, as the case may be, satisfactory to the Borrower and the Agent; or

                  (ii) may have any amount not assumed by a Tranche 1 or Tranche 2 Lender, as the case may be, under (i) prepaid by the Borrower with a corresponding permanent reduction in the amount of the Credit Facility.


                  If, and to the extent that, the full amount of the commitments of the Non-Consenting Banks are not assumed or prepaid, the remaining commitment of each Non-Consenting Bank shall mature at the original maturity date.


                  TRANCHE B: $150,000,000.

                  Committed three (3) year revolving term facility.

                  Tranche B1: Up to $90,000,000.

                  Tranche B2: Up to $60,000,000.

                  The amount available under Tranche B1 may be reduced if the Agent is unable to obtain sufficient commitments from Tranche 1 Lenders, in which case the amount available under Tranche B2 would be increased in the same amount.


MATURITY
DATE: Tranches A1 and A2, 364 days from the date of execution of the Credit Agreement, subject to the extension option detailed above.

                  Tranches B1 and B2 shall mature three years from the date of execution of the Credit Agreement.


BORROWING
OPTIONS:          The Credit Facility will be available in US$ by way of:

                  (a)   LIBOR-based loans in US$ ("LIBOR LOANS"); and

                  (b)   U.S. Prime Rate Loans in US$ ("US PRIME LOANS").

                  (Individually a "BORROWING", and collectively the "BORROWINGS").


FEES AND
INTEREST RATES:   As set forth in the attached Appendix I.


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DOREL INDUSTRIES INC.                                               CONFIDENTIAL


CONVERSION:       A Borrowing may be converted into another basis of Borrowing provided that


                  (a) Libor Loans may only be converted on their respective maturity dates;

                  (b) the minimum amounts required for an original Borrowing are met.


PREPAYMENT OR
CANCELLATION:     The Borrower may prepay and/or cancel undrawn portions of the
                  Credit Facility without penalty upon five (5) Business Days prior written notice to the Agent, and in minimum amounts of $5,000,000 and multiples of $1,000,000. Amounts canceled may not be reinstated.


                  The Borrower shall reimburse each Lender for any loss, cost or expense (including without limitation the cost to each Lender of redeploying funds obtained to fund or maintain outstanding Libor Loans) incurred in respect of outstanding Libor Loans as a result of the prepayment of all or any portion thereof prior to the expiry of a related Libor Interest Period.


DOCUMENTATION/
SECURITY:         Credit Agreement, and all other certificates and documents delivered in connection with the Credit Facility (collectively the "DOCUMENTATION") each in form and substance satisfactory to the Agent and Lenders' Counsel. The Credit Facility will be secured, as soon as possible after the closing of the Merger, by a pledge of shares of the surviving corporation's stock
                  (being the entity resulting from the Merger of Safety 1st and Acquisition Sub.) accompanied by irrevocable proxies, shares certificates endorsed in blank, etc. and guarantees from Dorel, Atlantic, Capital, all Borrowers and all Restricted
                  Subsidiaries to the extent permitted by law in form and substance satisfactory to the Agent and the Lenders.

                  If required by the Agent and the Lenders, an intercreditor agreement amongst the Lenders, the note holders and the Borrowers.


REPRESENTATIONS
AND WARRANTIES:   Usual and customary in credit agreements of this
                  nature with respect to Dorel, the Borrowers and the Restricted
                  Subsidiaries, including but not limited to:


                  (a) Dorel, the Borrowers and each Restricted Subsidiary is a corporation which is duly incorporated and has the necessary corporate power and authority to carry on its business;


                  (b) The Credit Agreement and all ancillary loan documents are duly authorized and constitute valid and legally binding obligations of the parties thereto enforceable in accordance with their terms;


                  (c) The execution and delivery of the Credit Agreement will not result in any violation of the articles or the bylaws of Dorel, the Borrowers or any Restricted Subsidiary or result in a breach of any other loan, credit, note or similar agreement or any applicable law;


                  (d) The audited consolidated financial statements of Dorel for the fiscal year ended December 31, 1999 are prepared in accordance with Canadian generally accepted accounting principles and fairly represent the financial condition of Dorel and its Subsidiaries as of the date thereof;


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DOREL INDUSTRIES INC.                                               CONFIDENTIAL


                  (e) There are no actions or suits which could, if determined, adversely have or could have, separately or in the aggregate, a Material Adverse Effect;

                  (f) Dorel, the Borrowers and the Restricted Subsidiaries and their respective businesses and operations are materially in compliance with all applicable laws including environmental laws, have all necessary consents, authorizations, approvals, orders, certificates and permits from, and have made all necessary filings (including tax filings, subject to materiality and good faith contestations) with, all federal, provincial, territorial, state and local authorities to conduct their business;

                  (g) No event has occurred and is continuing which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both;

                  (h) The Borrowers and the Restricted Subsidiaries are in compliance with ERISA;

                  (i)   Year 2000 compliance on a consolidated basis;

                  (j)   Labor matters;

                  (k)   Material contracts in full force and effect;

                  (l) Each of the Tender offer and the Merger agreements in respect of the acquisition of Safety 1st ("the Transaction") have been filed with all governmental and regulatory bodies and comply with all applicable laws; and

                  (m) Representations and Warranties on the Transaction and the Transaction documents.



CONDITIONS
PRECEDENT
TO CLOSING
AND INITIAL
BORROWING:        Usual and customary in credit agreements of this nature with respect to Dorel, the Borrowers and the Restricted
                  Subsidiaries, including but not limited to:



                  (a) Execution and delivery of a Credit Agreement and related Documentation, including security documents, resolutions, constating documents and other corporate documents in form and substance satisfactory to the Agent and the Lenders;

                  (b) Nothing shall have occurred (nor shall any Lender become aware of any facts not previously known) with respect to Dorel, the Borrowers or the Restricted Subsidiaries since each of their last fiscal quarterly reports which is reasonably likely to have a Material Adverse Effect;

                  (c) Fulfillment of conditions in form and substance similar to those contained in the Tender Offer and the Merger Agreement;

                  (d) Agent shall be satisfied that existing capital market debt and any other debt of Dorel or Safety 1st will not need to be refinanced or alternative financing has been arranged to the Agent's satisfaction;

                  (e) The Borrowers and all of Dorel's subsidiaries and Safety 1st shall have repaid or made arrangements to repay and cancel concurrently all existing bank credit facilities;

                  (f) Sources and uses of funds in connection with the transaction contemplated;


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DOREL INDUSTRIES INC.                                               CONFIDENTIAL


                  (g) Receipt of all documents related to the acquisition transaction including the final version of the Tender Offer and Merger Agreement (drafts of which, dated respectively as of March, 8 and April, 6 2000, were provided to the Agent);

                  (h) Receipt of a certificate from Dorel that all conditions of the Offer have been met or, subject to the Agent's consent, have been waived by Dorel;

                  (i) The Board of Directors of Safety 1st shall have published its recommendation that the shareholders of Safety 1st tender their shares pursuant to the Tender Offer and the process of acquisition/merger of Safety 1st shall not be deemed hostile and shall be in compliance with all applicable laws;

                  (j) Evidence satisfactorily to the Agent that there has been validly deposited under the Tender Offer and not withdrawn such number of shares of Safety 1st as are required to ensure successful authorization of the merger and the complete privatization of Safety 1st such that it becomes a wholly-owned subsidiary of Dorel;

                  (k) All necessary shareholder, corporate, Government, third party consent and approvals for the Safety 1st acquisition and merger shall have been obtained;

                  (l) No amalgamation, merger, material asset disposition, material change in the capital structure (other than acquisition of shares of Safety 1st pursuant to options or rights outstanding on the date hereof) or other corporate reorganization involving Safety 1st and companies, other than Acquisition Sub, and no dividends or distributions on shares of Safety 1st;

                  (m) No undisclosed litigation or new litigation involving Safety 1st since March 30, 2000 pending prior to the date of the initial advance which would reasonably be likely to have Material Adverse Effect;

                  (n) Any "poison pill" or other defensive tactics which Safety 1st has implemented or undertaken shall have been revoked or set aside to the satisfaction of the Agent;


CONDITIONS
PRECEDENT
TO ALL
BORROWINGS:       Usual and customary in credit agreements of this nature with respect to Dorel, the Borrowers and the Restricted
                  Subsidiaries, including but not limited to:

                  (a)   Accuracy of representations and warranties;

                  (b) No default or Event of Default exists at the time of, or after giving effect to, the making of such Borrowing; and

                  (c)   Notice of Borrowings.


COVENANTS:        Usual and customary in transaction of this type, including, without limitation, that Dorel, the Borrowers and the Restricted Subsidiaries will:



                  Affirmative Covenants

                  (a)   Punctually pay all sums when due under the Credit
                        Agreement;

                  (b) Maintenance of corporate existence, conduct of business in a proper and efficient manner including obtaining and maintaining all material licenses, permits, and regulatory approvals;


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DOREL INDUSTRIES INC.                                               CONFIDENTIAL


                  (c) Any borrowing under the Credit Facility will rank at least pari passu with all other senior unsecured indebtedness for borrowed money of Dorel, the Borrowers and the Restricted Subsidiaries;

                  (d) Provide prompt notice of any Event of Default or any event which, with notice or lapse of time or both, would constitute an Event of Default and a notice of any litigation, action or suits which could, if determined adversely, require the payment of monies in excess of $2 million;

                  (e) Make all regulatory filings required by governmental and regulatory authorities including material change reports;

                  (f) Compliance in all material respects with all applicable laws including without limitation, ERISA, all environmental laws and obtain and maintain all necessary environmental permits;

                  (g) Maintain insurance in amounts, terms and coverage in accordance with prudent industry practice;

                  (h) Use all funds advanced solely for the purposes as defined;

                  (i) Payment of taxes and all other amounts and liabilities that might result in a lien on any of the properties;

                  (j) Give the right of all Lenders and/or the Agent to inspect property, books and records;


                  (k) Dorel shall maintain, directly or indirectly, 100% ownership of the Borrowers and each Restricted Subsidiary;


                  (l) Ensure that all purchases of derivatives and hedging instruments will be solely for the purpose of hedging interest rate, commodity and foreign exchange exposure, and not for the purpose of speculation;


                  (m) Ensure that there are no restrictions on any payments or distributions from Restricted Subsidiaries to the Borrowers or on any distributable earnings in any of the Restricted Subsidiaries to service the indebtedness of the Borrowers;


                  (n) Any more restrictive covenants given by any of the Borrower (s) to any other creditor under any unsecured indebtedness shall be automatically deemed to apply to this Credit Facility except when such unsecured indebtedness expressly ranks subordinate in all ways (to the satisfaction of the Agent) to the Credit Facility. The Borrower (s), shall execute, after notice to the Agent, any documentation confirming that such covenants apply for the benefit of the Lenders;


                  (o) If a subsidiary becomes a Restricted Subsidiary, Dorel shall cause such Restricted Subsidiary to provide to the Administrative Agent for the benefit of Lenders, a Restricted Subsidiary Guarantee;


                  (p) The Borrower will obtain the Lender's prior written consent 15 business days prior to the usage of the Credit Facility for any acquisition greater than $30,000,000;


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DOREL INDUSTRIES INC.                                               CONFIDENTIAL

                  (q) Take promptly all necessary steps to ensure a 100% privatisation of Safety 1st so that it becomes a wholly-owned subsidiary of Dorel; and

                  (r) Maintain the Guarantees and the pledge of shares in full force and effect.

                        The foregoing limitations and prohibitions shall provide exceptions which are usual and customary for financings of this type.



                  Negative Covenants

                  (a) Except for usual and permitted liens customary for corporations similar in size and credit worthiness of Dorel, not to grant, create, assume or suffer to exist any lien affecting any of its properties, assets or other rights;


                  (b) Not to sell, transfer or lease all or a substantial portion of its capital or other assets other than for sales or disposals in the ordinary course of business, provided that, any sale or transfer of assets in any period of 12 consecutive months having a book value or market value, whichever is greater, in excess of 5% of total assets shall be permitted if the net proceeds are used to (i) prepay and reduce the Credit Facility or
                        (ii) purchase assets of equivalent value and within the Borrower(s) core business within 6 months of the asset sale;


                  (c) Subject to paragraph (b), not to merge, amalgamate, consolidate or otherwise enter into any other similar form of business combination with any other person, other than with a Borrower or Guarantor, unless the resulting entity is bound by the provisions of the Credit Agreement, provided however that Guarantors and the Borrowers may merge, amalgamate, consolidate or enter into a similar form or combination with each other from time to time, without the consent of the Lenders;


                  (d) Not to make any change whereby the nature of the business carried on by Dorel, the Borrowers or the Restricted Subsidiaries (taken on a consolidated basis) would be materially altered;


                  (e)   Not to incur any indebtedness for borrowed money except
                        (i) indebtedness related to the outstanding senior notes
                        (ii) indebtedness supported by permitted liens as in (a) above and (iii) senior unsecured indebtedness ranking pari passu with the Credit Facility which, when the total of (i), (ii) and (iii) taken in the aggregate, is not greater than 5% of total assets, provided that, any such additional indebtedness which exceeds 5% of total assets shall be permitted if all proceeds from such additional indebtedness are used to permanently repay the Credit Facility;

                  (f) Not to use proceeds greater than $5.0 million from the Credit Facility to make any investments or acquisitions other than in Restricted Subsidiaries or in companies that will become Restricted Subsidiaries upon investment or acquisition;

                  (g) Not to make any acquisition in any unrelated business at any time;

                  (h)   Not modify the corporate structure;

                  (i) In the case of Dorel alone, not to pay dividends, repurchase stock or declare or make any distribution if a Default or an Event of Default exists or such action would cause a Default or an Event of Default;


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DOREL INDUSTRIES INC.                                               CONFIDENTIAL


                  (j) Not make any loans, guarantees or other forms of financial assistance to Non Restricted Subsidiaries and third parties except in the ordinary course of business and in an aggregate amount not to exceed 2.5% of total assets over the term of the Credit Facility; in addition, not to purchase, acquire or lease (or sell, dispose or lease) any property to any affiliate except on a third party, arms-length value;

                  (k) No material amendments and no termination of material contracts;

                  (l) Not to sell any capital stock of any Borrower or any Restricted Subsidiary;

                  (m) Not to terminate or amend the Transaction documents without the consent of Majority Lenders.



                  Financial Covenants

                  To be calculated on a quarterly basis based on the consolidated financial statements of Dorel.

                  a)    Minimum Fixed Charge Coverage of 1.5:1.

                  b) Ratio of Funded Debt to EBITDA not to exceed 2.75:1 through to the quarter ending June 30, 2000 and 2.5:1 thereafter.

                  c) Maximum ratio of Funded Debt to Capitalization not to exceed 60% through until the quarter ending December 31, 2000, then 55% through until the quarter ending September 30, 2001, and 45% thereafter.



                  Acquisitions


                  EBITDA:

                  EBITDA may include, in the event of an acquisition by Dorel, a Restricted Subsidiary or a corporation which becomes a Restricted Subsidiary, the EBITDA of the newly acquired company for its immediately preceding four quarters, as referenced to historical audited financial statements.

                  For purposes of clarity, prior to any acquisition the Borrower must demonstrate that the financial covenants, based on the pro-forma financial statements giving effect to the acquisition, will be satisfied.



                  Reporting Covenants:

                  The Borrowers will covenant, as applicable, to provide:

                  (a) Annual audited consolidated financial statements of Dorel and the unconsolidated and unaudited financial statements of each of Dorel's operating divisions and where available, the financial statements of each of the Borrowers, in addition, the consolidating working sheets of Dorel, (all prepared in accordance with GAAP) within 90 days of fiscal year end and accompanied by the external auditors' report;

                  (b) Unaudited quarterly consolidated financial statements of Dorel and the unconsolidated financial statements of each of Dorel's operating divisions and where available the financial statements of each of the Borrowers, in addition, the consolidating working sheets of Dorel, within 45 days of each quarter end (all prepared in accordance with GAAP);


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DOREL INDUSTRIES INC.                                               CONFIDENTIAL


                  (c) Compliance certificates of each of the Borrowers signed by its Chief Financial Officer or Treasurer within 45 days of each fiscal quarter end and within 90 days of each fiscal year end, which will include, in the case of Dorel, inter alia, sufficient detail to calculate the Financial Covenants and an updated list of Restricted Subsidiaries;

                  (d) Annual budget and financial plan including financial projections and details as to the underlying assumptions, all updated for a period covering the remaining term of the Credit Facility, within 90 days of each fiscal year end;

                  (e) Copies of all material public documents filed with any stock exchange, securities commissions or similar entities;

                  (f) Prior to 15 business days of the usage of the Credit Facility for any acquisition greater than US$30MM, provide:

                        (i) notice of the acquisition and information regarding its purchase price etc.;

                        (ii) historical audited financial statements of the target company (or if not available, financial statements which have been reviewed and confirmed by a nationally recognised accounting firm);

                        (iii) proforma balance sheet and income statement of the
                              target company integrated with Dorel taking into effect the acquisition;

                        (iv) confirmation that Dorel is satisfied, as a result of its due diligence, that the acquisition will not result in the assumption of material liabilities; and

                        (v) officer's certificate stating that, as of the date of the acquisition and on a consolidated post-acquisition basis after giving effect to the acquisition, there shall be no Event of Default under the Credit Agreement (including all financial covenants being met);


                        For acquisitions greater than US$10MM but less than US$30MM, the Borrower will covenant to provide information as per (i) and (v) above;

                  (g)   Provide prompt notice of:

                        (i)   any material litigation, disputes with
                              governmental bodies, legal proceedings; and

                        (ii) any material adverse change or Event of Default or any event which, with notice or lapse of time or both, would constitute a material adverse change or Event of Default;

                  (h)   Other information reasonably requested by the Agent.



EVENTS OF
DEFAULT: Usual and customary in credit agreements of this nature with respect to Dorel, the Borrowers and the Restricted Subsidiaries, including but not limited to:

                  (a) Non-payment when due of principal or failure to pay within three (3) days of the due date of any interest or any other amounts due under the Credit Agreement;

                  (b) Breach by the Borrowers or Guarantors of any provisions of the Credit Agreement or the other documents subject to materiality and reasonable cure periods;


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DOREL INDUSTRIES INC.                                               CONFIDENTIAL


                  (c) Representations or warranties false in any material respect when made;

                  (d) Cross default to other indebtedness of Dorel, the Borrowers or Restricted Subsidiaries (to include indebtedness for borrowed money, letters of credit or treasury contracts, but to exclude Non-recourse Debt) where the aggregate amount of such indebtedness is in excess of $2.0 million;

                  (e) A writ, execution or attachment or similar process is issued or levied against a substantial part of the property of Dorel, the Borrowers or a Restricted Subsidiary in connection with any judgement against it, or if a writ, execution or attachment or similar process is issued or levied against the property of the Borrowers or a Restricted Subsidiary in connection with any judgement against it in an amount which exceeds $2.0 million in aggregate or if judgment or orders are rendered which requires in the aggregate payment of monies in excess of $2 million and payment thereof is not made prior to same becoming executory;

                  (f) Insolvency and bankruptcy related events of Dorel, the Borrowers or Restricted Subsidiaries;

                  (g) There shall have occurred a Material Adverse Change in the financial condition, operations or business prospects including the loss of a material contract of Dorel the Borrowers or a Restricted Subsidiary or material litigation regarding one of its products/operations on a consolidated basis, in the sole determination of the Lenders acting reasonably.

                  (h) Decrease in percentage of total voting control held in the aggregate by, directly or indirectly, the Schwartz Family, other members of senior management under 51% of total voting rights in respect of Dorel;

                  (i) Invalidity or enforceability of any material provision of the Credit Agreement or the other loan documents; and

                  (j) If the Transaction is terminated or if the merger of Acquisition Sub with Safety 1st does not occur prior to a date to be agreed upon between the Agent and Dorel.


ASSIGNMENT BY
LENDERS: The Lenders may from time to time, assign and sell participations in their rights and obligations under the Credit Agreement to any other financial institution in minimum amounts of $5,000,000 and in $1,000,000 increments, provided that:


                  (a) The Borrower and the Agent shall have consented to such assignment, such consent not to be unreasonably withheld. No Borrower consent will be required upon an Event of Default;


                  (b) The Borrower shall not be under any obligation to pay by way of withholding tax or otherwise any greater amount than it would have been obliged to pay if the Lender had not made an assignment;


                  (c) No Lender, after giving effect to a partial assignment, shall hold less than $5,000,000;


                  (d) An assignment fee of $3,500 will be payable by the assignor to the Agent for each assignment; and


                  (e) No assignment or participation prior to the take-up date under the Offer.


[RBC DOMINION SECURITIES LOGO]        - 10 -                       APRIL 13,2000

DOREL INDUSTRIES INC.                                               CONFIDENTIAL


MAJORITY
LENDERS: Lenders whose commitments exceed 66 2/3% of the aggregate amount of the Credit Facility.

WAIVERS AND
AMENDMENTS:       The consent of all Lenders shall be required for any amendment or waiver relating to:

                  (a)   rates/margin or fees or payments;

                  (b)   amount of the Credit Facility or payments thereof;

                  (c)   term of the Credit Facility;

                  (d) a change of the Borrowers or an assignment or transfer of its rights or obligations under the Credit Facility;

                  (e)   a change in the Financial Covenant(s);

                  (f)   the types of Borrowings available;

                  (g)   Notice period for Borrowings; and

                  (h)   a change in the definition of Majority Lenders;

                  All other matters will be decided upon by the Majority
                  Lenders.

EXPENSES:         All out-of-pocket expenses of the Agent (including but not limited to legal fees and disbursements) relating to the negotiation and preparation of the Credit Agreement, the other documents and syndication (including publicity costs) and operation of the Credit Facility are for the account of Dorel, regardless of whether or not the Credit Agreement is signed.
                  All expenses of the Agent and the Lenders in enforcing or preserving the rights under the Credit Agreement are for the account of the Borrowers.


TAXES: All payments by the Borrowers will be made free and clear of all present and future taxes, with no withholdings or deductions whatsoever and the Borrower will provide the appropriate indemnity in this regard. The Borrowers will also be responsible for the due payment of any levies, duties or charges in connection with the Credit Facility.

INCREASED
COSTS: Documentation will include usual and customary provisions requiring the Borrowers to reimburse the Lenders for any increased costs (including costs of complying with capital adequacy guidelines) which are incurred as a result of regulatory changes announced subsequent to the signing date of the Credit Agreement.


INDEMNITY:        Standard indemnification by the Borrowers of the Arranger, the
                  Agent, and the Lenders and their respective affiliates and their respective directors, officers, employees, attorneys, agents and controlling persons (collectively the "INDEMNIFIED
                  PERSONS") against any loss, liability, cost or expense arising out of the Credit Agreement, except if resulting from gross negligence or willful misconduct.


GOVERNING LAW:    Province of Quebec and/or Canada as applicable therein.


LEGAL COUNSEL:    Ogilvy Renault as Canadian counsel and Mayer Brown for US
                  counsel.


INFORMATION
MEMORANDUM:       The Borrowers and Dorel will cooperate in assisting actively the Agent in achieving a timely syndication that is reasonably satisfactory to the Agent, such assistance to include, among other things, (a) direct contact during the syndication between Dorel's senior management, officers, representatives


[RBC DOMINION SECURITIES LOGO]        - 11 -                       APRIL 13,2000

DOREL INDUSTRIES INC.                                               CONFIDENTIAL


                  and advisors, on one hand, and prospective Lenders, on the other hand at such times and place as the Lead Arranger may request. The Information Memorandum will include, inter alia, the corporate structure, analysis of the industry sectors in which Dorel and the Borrowers operates, summary proforma cash flow, income and balance sheets for each of the next three (3) years for Dorel along with assumptions in these forecasts, and historical financial information for Dorel and Safety 1st for the past 3 years.


CHANGE IN
CIRCUMSTANCES:    This offer is subject to there being, in the reasonable
                  opinion of the Arranger and the Agent, after notification to Dorel, no material adverse change in the North American bank loan syndication markets or in the financial condition of Dorel or the Borrowers (other than has already been disclosed) prior to the execution of the Credit Agreement. In addition, the Arranger will be entitled, to increase the interest rates and fees and amend the structure to reflect market conditions, if such changes are advisable in order to ensure a successful syndication, provided that the total aggregate amount of the Credit Facility may not be amended without Dorel's consent.
                  However, any increases in the interest rate margins will be limited to a maximum of 75 basis points.

APPENDIX 1 - FEES AND INTEREST RATES


INTEREST RATES,
MARGINS AND
FEES: The Margins and the Facility Fee (expressed in basis points per annum) will be determined quarterly based on the ratio of Funded Debt to EBITDA



                  TRANCHES A1 & A2        </= 1.5:1    > 1.5:1     >2.0:1      >2.5:1
                     364 DAY                         </= 2.0:1   </= 2.5:1
                  ----------------        ---------  ---------   ---------    -------
                  FACILITY FEE              17.5        20.0        22.5        30.0

                  LIBOR SPREAD              70.0        92.5       102.5       120.0

                  US PRIME                   Nil        12.5        25.0        50.0

                  ALL-IN DRAWN              87.5       112.5       125.0       150.0



                  Initial pricing will be set at >2.5:1 through until the quarter ending December 31, 2000, after which it will be based on the above grid.



                  TRANCHES B1 & B2        </= 1.5:1   > 1.5:1      >2.0:1      >2.5:1
                   3 YEAR TERM                       </= 2.0:1   </= 2.5:1
                  ----------------        ---------  ---------   ---------    -------
                  FACILITY FEE              18.75       22.5        27.5        35.0

                  LIBOR SPREAD              68.75       90.0        97.5       115.0

                  US PRIME                    Nil       12.5        25.0        50.0

                  ALL-IN DRAWN              87.5       112.5       125.0       150.0


[RBC DOMINION SECURITIES LOGO]       - 12 -                        APRIL 13,2000

DOREL INDUSTRIES INC.                                               CONFIDENTIAL


                  Initial pricing will be set at >2.5:1 through until the quarter ending December 31, 2000, after which it will be based on the above grid.

                  Any adjustment to Interest Rates and Fees shall be made on a retroactive basis commencing on the first day of each fiscal quarter preceding the first quarter for which the consolidated financial statements of Dorel are available to calculate and advise the Agent of any Funded Debt to EBITDA ratio change. Dorel will notify the Agent within five (5) Business Days of the release of its financial statements of any change in the above ratio.

FACILITY
FEES: Commencing on the date of execution of the Credit Agreement, calculated on the amount of the Credit Facility (whether drawn or not), at the per annum rate set out below, on a 365 day basis, payable quarterly in arrears

OVERDUE
PAYMENTS:         Past due payments shall accrue interest at the per annum
                  interest rate for prime loans plus 2.00%.



[RBC DOMINION SECURITIES LOGO]        - 13 -                       APRIL 13,2000

                            APPENDIX II - DEFINITIONS

"EBITDA" means, consolidated revenues (other than extraordinary revenues) of Dorel Industries Inc. less i) selling, general and administrative expenses, in accordance with Dorel Industries Inc.'s consolidated statements of operations,
ii) any non-wholly owned subsidiary, and iii) any subsidiary whereby a guarantee has not been provided.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Montreal are required to be closed and, if the applicable Business Day relates to dealings in US$, such day will also include a day in New York, New York for a US Prime Loan or Libor Loan and London, England for Libor Loan.

"Capitalization" means, as the end of a fiscal quarter the sum of Funded Debt and Shareholders' Equity.

"Fixed Charge Coverage" means, for any period, the ratio of EBITDA minus unfunded capital expenditures (i.e. total capital expenditures excluding any portion of which is financed with proceeds of debt or equity) to Fixed Charges.

"Fixed Charges" means, for any period, the sum of Interest Expense, the current portion of long term debt, cash taxes, dividends, lease payments.

"Funded Debt to EBITDA" means, the ratio of Funded Debt of such date to EBITDA for the previous four quarters.

"Funded Debt" means, at the end of a fiscal quarter, and as determined in accordance with Generally Accepted Accounting Principles ("GAAP") on a consolidated basis for Dorel, the sum of all interest bearing debt including without duplication, all contingent liabilities, letters of credit, and guarantees.

"Funded Debt to Capitalization" means, as of the last day of the Fiscal Quarter, the ratio of Debt of such date to Capitalization.

"Interest Expense" means for such period the aggregate cost, whether capitalized or expensed, of obtaining advances of credit during such period including, inter alia, interest charges, the interest component of capital leases, including accrued and unpaid interest, fees and charges; to be adjusted to include four quarter interest burden which reflects the incremental debt drawn to effect any acquisition calculated at Dorel's average senior debt rate for such period.

"Material Adverse Effect" means a material adverse effect on the business, condition, operations or properties of Dorel and its Restricted Subsidiaries taken as a whole or of Safety 1st or on the ability of the Borrowers or Guarantors to perform their financial obligations under the loan documents or on the legality, validity, binding effect or enforceability of the loan documents.

"Non-Restricted Subsidiary" means all subsidiaries of the Borrower that are not Restricted Subsidiaries. The total assets of Non-Restricted Subsidiaries must not represent more than 10% of consolidated total assets, gross revenues, or EBITDA.


[RBC DOMINION SECURITIES LOGO]                                    APRIL 13, 2000

DOREL INDUSTRIES INC.                                               CONFIDENTIAL


"Restricted Subsidiary" means (i) directly or indirectly each wholly-owned subsidiary of Dorel on the date hereof and (ii) newly acquired company (ies) in which: (a) Dorel or a wholly-owned subsidiary of Dorel has at least 66 2/3% ownership interest for a period of only six months after acquisition on or before which time Dorel will have a 100% ownership interest, (b) Dorel has stated in writing, at the time of acquisition, that it intends to acquire the remaining interest in order to have 100% ownership interest within the aforementioned time period and (c) for which there is no restriction in any payment of dividends, management fees etc. from such company to Dorel or such wholly-owned subsidiary. For greater certainty, should Dorel not obtain 100% ownership interest in the newly acquired company (ies) within 6 months as in
(ii) above, such company (ies) will be excluded from the definition of Restricted Subsidiaries at the earlier of Dorel determining it will not obtain 100% ownership interest or 6 months from acquisition. For greater certainty, Safety 1st, LLP and Atlantic are Restricted Subsidiaries.

"Shareholders' Equity" means, at any time, consolidated shareholders' equity of Dorel as defined in accordance with GAAP.

"SUBSIDIARY" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned or controlled (within the meaning of the CBCA) by the Borrower.


CONDITIONS RE PRIME LOANS:

"US Prime Rate" is the rate of interest per annum in effect from time to time that is equal to the greater of: (i) the U.S. prime rate of the Administrative Agent, being the rate of interest publicly announced by it from time to time as its reference rate then in effect for determining interest rates for commercial loans in US$ made by the Administrative Agent in the United States of America; and (ii) the overnight Federal Funds rate (usually designated the "Federal Funds Effective Rate") in effect from time to time plus a margin of 50 basis points per annum.

Minimum Amount: $5,000,000 and multiples of $1,000,000 thereafter.

Interest shall be calculated and paid monthly in arrears at the rates set out accruing daily on the actual number of days elapsed and based on a year of 365 days. One (1) Business Day's notice is required for Borrowings by way of prime Loans provided that up to US$10,000,000 shall be available on same day notice.


CONDITIONS RE LIBOR LOANS:

"Libor" shall mean, the rate of interest per annum appearing on Reuters page Libor01 (at or about 11:00 am London, England time) two Business Days prior to drawdown for the interest period selected, provided that if Reuters page Libor01 is unavailable, then Libor shall be determined by the Agent with reference to page 3750 of the Telerate screen as of 11:00 am London time, provided that if Telerate page 3750 is unavailable, then Libor shall be determined by the Agent as the rate at which deposits are offered by it to prime banks in the London inter bank market at or about 11:00 a.m. London, England time.

Minimum Amount: $5,000,000 and multiples of $1,000,000 thereafter.

Interest Periods (at Borrower's Option): One, two, three or six months. No Interest Period shall expire beyond the last day of the Facility. Subject to availability. Three (3) Business Day's notice is required for Borrowings by way of Libor Loans.

Libor shall be determined on the "Interest Determination Date" which shall mean the date which is two (2) Business Days prior to the first day of a LIBOR Interest Period;

Interest shall be paid at the end of each Interest Period, but not less than quarterly, calculated in arrears at the rates set out above, accruing daily on the actual numbers of days elapsed and based on a year of 360 days. If the Borrower fails to select and to notify the Agent of the Interest Period applicable to a maturing LIBOR Loans, the Borrower shall be deemed to have converted the LIBOR Loan to a US Prime rate Loan.

Usual and customary clauses for indemnification, availability and illegality.


[RBC DOMINION SECURITIES LOGO]       - 14 -                        APRIL 13,2000